Exhibit 99.1

Press Release

REALTY INCOME NAMES JOHN P. CASE AS CO-PRESIDENT

Sumit Roy Named Executive Vice President / Acquisitions

ESCONDIDO, CALIFORNIA, March 1, 2013….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE:O), today announced that John P. Case has been named Co-President of Realty Income. John will also continue as Chief Investment Officer and will join Co-President and Chief Operating Officer, Gary Malino, in running the day-to-day operations of the company. Mr. Case will oversee all of the company’s investment activities, capital markets, finance and accounting, corporate communications and investor relations functions. He will also join Mr. Malino in working with Chief Executive Officer, Tom A. Lewis, on the company’s long-term corporate strategy and operational structure.

Since joining Realty Income three years ago, as Executive Vice President and Chief Investment Officer, Mr. Case has been responsible for implementing the company’s expanded acquisitions strategy focused on increasing the size, quality and diversity of its real estate portfolio. During this period, the company has acquired 1,288 single-tenant, net-leased properties, for approximately $6 billion, leased to 113 corporate tenants in 38 targeted industries. This growth has meaningfully increased the diversification of Realty Income’s portfolio, while increasing the percentage of rental revenue generated by investment-grade tenants from 0 to 34%.

Prior to joining Realty Income, John was a real estate investment banker in New York, for 19 years, and most recently was Co-Head of Real Estate Investment Banking for RBC Capital Markets, where he also served on the firm’s Global Investment Banking Management Committee. Additionally, John was Co-Head of America’s Real Estate Investment Banking at UBS, from 2006 to 2009. He began his career in Real Estate Investment Banking at Merrill Lynch, where he worked for 15 years, and was named a Managing Director in 2000. During John’s career, he has been responsible for more than $100 billion in real estate capital markets and advisory transactions. John graduated from Washington and Lee University in 1986, with a Bachelor of Arts degree in Economics and the Darden School of Business at the University of Virginia, with a Masters in Business Administration in 1992.

Mr. Case has been extensively involved in the broader real estate industry, having served as an Associate on the National Association of Real Estate Investment Trusts (NAREIT) Board of Governors, as a member of the Board of Directors of the National Multi-Housing Council (NMHC) from 2001 to 2009, where he served on the Executive Committee from 2002 to 2004. He is also a member of The President’s Council of The Real Estate Roundtable, the Urban Land Institute (ULI), and the International Council of Shopping Centers (ICSC).

In addition, Realty Income announced that Sumit Roy has been named Executive Vice President, Acquisitions. In this role, Mr. Roy will assume the day-to-day responsibility of implementing the company’s acquisition strategy. Mr. Roy most recently was Senior Vice President, Acquisitions and is responsible for working on the large property portfolio acquisitions that have made up the bulk of the company’s recent property purchases.

Prior to joining the company in 2011, Mr. Roy was a New York-based investment banker serving as Executive Director in the Global Real Estate, Lodging & Leisure Group for UBS Investment Bank, where he covered real estate companies (including Realty Income) in the United States, and executed transactions in Argentina, Australia, Brazil and Mexico. Prior to his tenure at UBS, he held positions as; Manager, Corporate Finance for Meadwestvaco; Associate, Technology Investment Banking at Merrill Lynch; and as a Principal at Cap Gemini. Mr. Roy holds both a Bachelor and a Masters degree in Computer Science, and an MBA from the University of Chicago, Booth School of Business.

The company also announced that Janeen S. Bedard has been promoted to Associate Vice President, Assistant to the Chief Executive Officer for Strategic Planning. In her new role, Ms. Bedard will work with CEO Tom Lewis and Co-Presidents Gary Malino and John Case on the company’s strategic and operational planning process. Ms. Bedard joined Realty Income in 2006 and has served in a variety of capacities, including Real Estate Research, Property Management and Leasing. Janeen holds a Bachelor of Business Administration from the University of Southern California and will join the 2013 Cross Continent MBA class at Duke University’s, Fuqua School of Business.

Commenting on the promotions, Chief Executive Officer, Tom A. Lewis said, “We are extremely pleased to announce these promotions that further strengthen the company’s executive management team. Gary Malino and I look forward to working with John Case as we fine tune our strategic and operational plans during a period of rapid growth for the organization. John’s voice and vision will be an important part of the company’s future and, in his new role, we believe he will be able to have a meaningful impact on all facets of the business for many years to come. We are also very pleased to give additional responsibility to both Mr. Roy and Ms. Bedard. Both Sumit and Janeen bring a keen intellect, a passion for the business, and a history of exceptional performance to their new roles.”

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of February 15, 2013, the company had paid 511 consecutive monthly dividends throughout its 44-year operating history. The monthly income is supported by the cash flows from over 3,500 properties owned under long-term lease agreements with 202 leading regional and national commercial enterprises. The company is an active buyer of net-leased properties nationwide. Additional information about the company can be obtained from the corporate website at www.realtyincome.com or www.twitter.com/realtyincome.

Contact:
Tere Miller
Vice President, Corporate Communications
(760) 741-2111, ext. 1177

Note to Editors: Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the Internet at http://www.realtyincome.com/Investing/News.html.

Realty Income Corporation, 600 La Terraza Blvd., Escondido, CA 92026 (760) 741-2111 Fax (760) 741-8617